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                                                                   EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Bedford Property Investors, Inc.:

We consent to the use of our reports dated February 6, 1996 (relating to the consolidated financial statements of Bedford Property Investors, Inc.), November 10, 1995 and January 26, 1996 (relating to the historical summaries of gross income and direct operating expenses of the Landsing Pacific Portfolio and 3002 Dow Business Center, respectively), November 21, 1996 (relating to the combined historical summary of gross income and direct operating of Laguna Hills Square, Westech Business Center, Fourier Avenue, Kenyon Center and Carroll Tech Center) and January 31, 1997 (relating to the combined historical summary of gross income and direct operating expenses of O'Toole Business Center, Signal System Building and 6500 Kaiser Drive) incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

San Francisco, California
March 18, 1997